Exhibit 10.1

24/7 REAL MEDIA INC.

and

LYCOS, INC.

AMENDMENT NO. 1

TO

SERVICES AGREEMENT

AND TECHNOLOGY SERVICES AGREEMENT

This Amendment No. 1 (the “Amendment”) to the 24/7 REAL MEDIA INC. and LYCOS, INC. Services Agreement, (the “Services Agreement”) and the 24/7 REAL MEDIA INC. and LYCOS, INC. Technology Services Agreement, (the “Technology Agreement”)  is made as of December   7, 2004  (the “Amendment Effective Date”) by and between Lycos, Inc., a Virginia corporation (“Lycos”), with an address at 100 Fifth Avenue, Waltham, MA  02451, and 24/7 Real Media, Inc., a Delaware corporation (“24/7”), with an address at 1250 Broadway, New York, NY  10001; all capitalized Terms not defined when first used shall be construed in accordance with the Definitions set forth in Section 1 of the Services Agreement.  Unless expressly stated otherwise, references to the Services Agreement shall include all Exhibits and Schedules hereto.

WHEREAS, the Parties entered into the Services Agreement as of February 11, 2004;

WHEREAS, the Parties entered into the Technology Agreement as of February 11, 2004;

WHEREAS, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SERVICES AGREEMENT

The definition of “Advertising” and “Advertisement” is hereby amended and restated in its entirety as follows:  “Advertising” or “Advertisements” means the standard pixel advertisement sold for display on the Web Sites and any other material displayed on the Web Sites that promotes a brand or a product or a service through banners, buttons, jump pages and any other format, including, without limitation, IAB recognized formats.

The definition of “Impression” is hereby amended and restated in its entirety as follows: “Impression” means requests from a user of a Web Site to 24/7 for Advertising, as determined in accordance with the IAB standards.”

The definition of “Net Advertising Sales Revenue” is hereby amended by deleting the term “gross bookings” in each instance in such definition and inserting the term “gross revenue” in their places.

Section 2A of the Services Agreement is hereby amended and restated in its entirety as follows:

“A.  Grant of Rights.  Lycos hereby grants to 24/7 the exclusive right to sell Advertising to be displayed on the Web Sites during the Term to Web Site users originating anywhere in the world, provided, however, that (i) effective July 1, 2005, Wired News shall not be a Web Site (for purposes of clarity, Wired News means

wired.com and subdomains thereof) and (ii) effective January 1, 2006, Quote.com (and subdomains thereof) shall not be a Web Site. For purposes of clarity, this means that, effective July 1, 2005 for Wired.com and effective January 1, 2006 for Quote.com, Lycos’ shall have the exclusive right to have its own internal sales force assume sole responsibility for the sale of Advertising on Wired.com and Quote.com, and for the billing and collection for all Advertising run on Wired.com and Quote.com.   Nothing contained herein shall affect the exclusive right of 24/7 to sell all Advertising on Wired.com prior to July 1, 2005, for campaigns scheduled to run both prior to and after July 1, 2005. Nothing contained herein shall affect the exclusive right of 24/7 to sell all Advertising on Quote.com prior to January 1, 2006, for campaigns scheduled to run both prior to and after January 1, 2006.

(i)  Transition Accounts.  On or prior to July 1, 2005, 24/7 shall identify twenty Advertising accounts to which 24/7 has sold Advertising on Wired.com (the “24/7 Accounts”), in respect of which Lycos will pay 24/7 an amount equal to 35% of the Net Advertising Sales Revenue (“Transition Commission 1”) generated from the 24/7 Accounts on Wired.com for each of the months individually of July 2005 and August 2005, and an amount equal to 17.5% of the Net Advertising Sales Revenue (“Transition Commission 2”) generated from those 24/7 Accounts on Wired.com for each of the months individually of September, 2005 and October, 2005.  Payments associated with each of the months within Transition Commission 1 will be paid by Lycos to 24/7 no later than October 15, 2005.  Payments associated with each of the months within Transition Commission 2 will be paid by Lycos to 24/7 no later than December 15, 2005.   Each of Lycos’ Transition Commission 1 payment obligations to 24/7 shall not exceed one-sixth (1/6) of the gross revenues generated from the 24/7 Accounts during the period January 1, 2005 to June 30, 2005 multiplied by 35%. Each of Lycos’ Transition Commission 2 payment obligations to 24/7 shall not exceed one-sixth (1/6) of the gross revenues generated from the 24/7 Accounts during the period January 1, 2005 to June 30, 2005 multiplied by 17.5%.  On or prior to January 1, 2006, 24/7 shall identify twenty Advertising accounts to which 24/7 has sold Advertising on Quote.com (the “24/7 Quote Accounts”), in respect of which Lycos will pay 24/7 an amount equal to 35% of the Net Advertising Sales Revenue (“Transition Quote Commission 1”) generated from the 24/7 Quote Accounts on Quote.com for each of the months individually of January 2006 and February 2006, and an amount equal to 17.5% of the Net Advertising Sales Revenue (“Transition Quote Commission 2”) generated from those 24/7 Quote Accounts on Quote.com for each of the months individually of March 2006 and April 2006.  Payments associated with each of the months within Transition Quote Commission 1 will be paid by Lycos to 24/7 no later than April 15, 2006.  Payments associated with each of the months within Transition Quote Commission 2 will be paid by Lycos to 24/7 no later than June 15, 2006.   Each of Lycos’ Transition Quote Commission 1 payment obligations to 24/7 shall not exceed one-sixth (1/6) of the gross revenues generated from the 24/7 Quote Accounts during the period July 1, 2005 to December 31, 2005 multiplied by 35%. Each of Lycos’ Transition Quote Commission 2 payment obligations to 24/7 shall not exceed one-sixth (1/6) of the gross revenues generated from the 24/7 Accounts during the period July 1, 2005 to December 31, 2005 multiplied by 17.5%.   24/7 shall have the right to audit all such payments, pursuant to Section 19 of the Services Agreement. Other than Transition Commission 1 and Transition Commission 2, 24/7 shall not be entitled to any commissions with respect to Advertising on Wired.com past July 1, 2005, and other than Transition Quote Commission 1 and Transition Quote Commission 2, 24/7 shall not be entitled to any commissions with respect to Advertising on Quote.com past January 1, 2006.

(ii)  Content Targeted Advertising.  Lycos shall have the right for the duration of the Term to place Content Targeted Advertising on the Web Sites subject to the following parameters: one Content Targeted Advertisement per page consisting of up to four advertisers, such Advertisements to be located at the bottom of the Web pages within the Web Sites with the exception of up to 70% of the pages within the Tripod and Angelfire member pages, where such advertisements may at Lycos’ discretion be located at the top of such pages for the duration of the Term; and (ii) Lycos shall have the right to retain up to ten percent (10%) of the

Impressions in any calendar month, subject to a cap of 10% of the Impressions in any calendar year, to run promotional or “house” Advertisements, or Advertisements for Strategic Partners (the “Hold Back”).

(iv)  Strategic Partners.  In addition, nothing in this Agreement shall prevent or limit Lycos’ entry into Strategic Partnerships after the Effective Date, provided, however, that to the extent that Lycos enters into transactions with Strategic Partners after the Effective Date which include the sale of Impressions beyond the Hold Back, such Impressions will be deemed to have been sold by 24/7 for purposes of this Agreement, and, with respect to such Hold Back Advertising, Lycos shall pay to 24/7 an amount equal to 100% of the Net Advertising Sales Revenue minus the applicable Lycos Royalty within 45 days following the last day of each calendar quarter during the Term, and such Impressions shall not count as Projected Impressions or Actual Impressions, and provided, further, however that Lycos shall consult with 24/7 before entering into such a transaction concerning the sale of such Impressions beyond the Hold Back.

The parties hereby agree that the provisions of Section 5C shall be applicable to Wired News at July 1, 2005 and to Quote at January 1, 2006.”

The parties hereby agree that Sections 2B(b) and 2B(d) of the Services Agreement apply only to Web Sites.

All provisions in the Services Agreement relating to the “Impression Guarantee” and “Annual Minimum Payment” are hereby deleted.

Section 2D(i) of the Services Agreement is hereby amended by deleting the phrase “provided, however, that Lycos agrees that it will not materially alter the maintenance or development of the Web Sites so as to negatively impact the aggregate value of the Advertising.”

Section 4A, Transition Payment. - 24/7 confirms it shall pay to Lycos $1.125 million on December 31, 2004, fulfilling all remaining obligations associated with the Transition Payment.

Section 4B, Annual Payments, is hereby amended by deleting it in its entirety and substituting the following language:

(i) for the calendar year 2004, 24/7 shall pay Lycos the sum of $6,200,000; Lycos acknowledges that it has received from 24/7 to date $2,879,912, and thus the entire remaining sum owed by 24/7 to Lycos for calendar year 2004 is $3,320,088 (such amount, the “2004 Amount Due”);

(ii) for the period January 1, 2005 through March 31, 2005, 24/7 shall pay to Lycos  65% of Net Advertising Sales Revenue generated during the period;

(iii) for the period April 1, 2005 through June 30, 2005, 24/7 shall pay to Lycos  65% of the greater of (i) Net Advertising Sales Revenue generated during the period or (ii) the Minimum CPM Revenue for such period (as defined on Schedule C hereto);

(iv) for the period July 1, 2005 through December 31, 2005, 24/7 shall pay to Lycos  62.5% of the greater of (i) Net Advertising Sales Revenue generated during the period or (ii) the Minimum CPM Revenue for such period (as defined on Schedule C hereto); and

(v) for the period January 1, 2006 through the termination of the Services Agreement, 24/7 shall pay to Lycos 62.5% of Net Advertising Sales Revenue generated during the period.

Amounts required to be paid pursuant to the terms of Section 4B are called “Royalties”; the applicable Royalty during any calendar quarter is the “Quarterly Royalty”.

Section 4C is hereby amended by deleting it in its entirety and substituting the following language:

Payment Schedule:  Quarterly Royalties shall be paid within 45 days after the last day of each calendar quarter during the Term commencing with the first quarter of 2005, except that $2,820,088 of the 2004 Amount Due shall be paid on the Amendment Effective Date, and $500,000 of the 2004 Amount Due shall be paid by February 15, 2005.

Section 4D is hereby amended by deleting it in its entirety and substituting the following language:

Advance Payment on Royalties and Recoupment.  24/7 shall prepay to Lycos: (i) Royalties in the amount of $1,000,000 on or prior to December 17, 2004 and (ii) Royalties in the amount of $1,000,000 on February 15, 2005 (together, the “Upfront Advance”).  Commencing with Royalties to be paid pursuant to Section 4B from January 2005, each quarter 24/7 shall retain 25% of Royalties otherwise to be paid to Lycos until the date (the “Recoupment Date”) on which the Upfront Advance has been recouped from such retained Royalties, provided, however that, at any time prior to the Recoupment Date, Lycos may pay 24/7 in cash all or part of the unrecouped amount of the Upfront Advance and upon such payment the amount so paid by Lycos shall be deemed earned.   If the Services Agreement is terminated before the Recoupment Date by 24/7 pursuant to Section 5B or by Lycos pursuant to Section 5B (other than pursuant to Section 5B(iii)) then Lycos shall pay the unearned amount of the Upfront Advance to 24/7 in a lump sum payable within 30 days of the effective termination date.  If the Services Agreement is terminated before the Recoupment Date by Lycos pursuant to Section 5B(iii), Lycos shall pay the unearned amount of the Upfront Advance to 24/7 in a lump sum payable within 30 days of the effective termination date, together with the early termination fee specified in Section 5B(iii).

For example, if Net Advertising Sales Revenue is exactly $3,000,000 for each quarter of the Services Agreement, then, assuming a 65% Royalty rate, 24/7 shall pay Lycos $1,462,500 per quarter ($1,950,000 Royalty less $487,500  retained Royalties) until the total of Up Front Advance of $2,000,000 is recouped from retained Royalties.

Section 4E is hereby amended by adding the phrase at the end: “or December 31, 2006, if Lycos terminates this Agreement pursuant to Section 5B(v).”

Section 5, Term and Termination, is hereby amended by the addition of a Section 5B(v), which provides as follows:  “Lycos may terminate this Services Agreement for convenience by giving 180 days’ written notice to 24/7 at any time after June 30, 2006, with such notice to take effect not earlier than January 1, 2007; provided, however, that the Parties acknowledge and agree that termination of the Services Agreement pursuant to this Section 5B(v) shall not give either party the right to terminate the Technology Services Agreement pursuant to Section 5(a)(iv) of the Technology Services Agreement.”

Section 5B(iii) is hereby amended and restated in its entirety to read as follows: “Lycos may terminate this Agreement on 90 days’ written notice upon a Change of Control of Lycos; provided, however, that in the event of termination pursuant to this Section 5B(iii), Lycos shall pay 24/7 an early termination fee equal to $2,200,000 for each year remaining in the Term through December 31, 2006, prorated for partial years.”

Section 5C is hereby amended by adding a (vi) as follows: “(vi) 24/7 will use commercially reasonable efforts to provide Lycos with information relating to all Advertising contracts entered into between 24/7 and Advertisers prior to the effective date of termination (in particular, but without limitation, 24/7 shall provide to Lycos a list of all records (insertion orders, invoices, payment history, etc.) from July 1, 2004 forward relating to Advertisers on the Web Sites, access to information relating to Advertising campaigns, including without limitation, customer service reports and information relating to the delivery of such campaigns).”

Schedule C is hereby amended by deleting it in its entirety and substituting the language attached hereto as Schedule C.

TECHNOLOGY AGREEMENT

Section 5(a)(iv) of the Technology Agreement is hereby amended by adding the following text at the end of the current provision:  “provided, however, that the Parties acknowledge and agree that termination of the Services Agreement by Lycos for convenience, pursuant to Section B(v) of the Services Agreement, shall not give either party the right to terminate the Technology Agreement pursuant to this Section 5(a)(iv).”

Lycos acknowledges that its obligations to make payments under the Technology Agreement for services provided through the date hereof are not affected by this Amendment, and Lycos shall pay 24/7, in accordance with the terms and provisions of the Technology Agreement,  the sum of $422,580 (including a prorated minimum payment for December) for services delivered pursuant to the Technology Agreement through the date hereof.

RELEASE

Each of the parties acknowledges and agrees that this Amendment addresses and resolves all disputes arising on or before the date hereof with respect to each parties’ performance or non-performance under the Services Agreement, the Technology Agreement, and the Transition Services Agreement (collectively, the Agreements), and, except as specifically provided herein, each party hereby releases the other party and its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors and assigns, from all actions, claims, or causes of action of any kind, in law or in equity, all suits, debts, liens, contracts, agreements, promises, liabilities, demands, losses, damages, costs or expenses, including without limitation court costs and attorneys’ fees, which it may have against the other (known or unknown) on the date hereof that arise out of or relate directly to the Agreements.  This release extends to claims which the parties do not know or suspect to exist in their favor which arise out of or relate directly to any events that have occurred prior to the Amendment Effective Date.

All terms and conditions set forth in the Agreements not modified by this Amendment No. 1 shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first indicated above.

24/7 REAL MEDIA, Inc.

By:
David J. Moore
Chief Executive Officer

LYCOS, INC.

By:
Name:
Title:

SCHEDULE C

MINIMUM CPM REVENUE PROVISIONS

“Actual Impression Level” means the number of actual Impressions in each editorial category and unit type (i.e., pop under or not) set forth in the Minimum CPM table.

Minimum CPM's Table

	CPM (ex Popunders)	Popunder CPMs

Category

Business & Finance	$0.49	$2.08

eCommerce	$2.45	$1.42

Email	$0.48	$1.85

Entertainment & Culture	$0.29	$1.55

Games	$0.41	$1.93

Home	$0.54	$0.00

News & General Info	$4.43	$1.82

Travel	$0.07	$0.00

Web Publishing	$0.36	$1.51

“Projected Impression Level” means the number of Impressions that Lycos projects it will make available to 24/7 in each editorial category and unit type (i.e. pop-under or not) set forth in the Minimum CPM table. The Projected Impression Level for the second and third calendar quarters of 2005 is due to 24/7 by January 31, 2005, and the Projected Impression Level for the fourth calendar quarter of 2005 is due to 24/7 by July 31, 2005.

“Minimum CPM Revenue” means, for each calendar quarter, the product of the Projected Impression Level multiplied by the Minimum CPMs in each category and unit type. The Minimum CPM Revenue is subject to adjustment in accordance with either paragraph 1 or 2 below and, then subject to further adjustment in accordance with paragraph 3 below.

1.             If the Actual Impression Level exceeds the Projected Impression Level then the Minimum CPM Revenue shall be the product of (a) the Projected Impression Level multiplied by (b) the Minimum CPMs in each category and unit type multiplied by (c) the ratio of (i) the Actual Impression Level divided by (ii) the Projected Impression Level, provided, however that if such ratio exceeds 1.1 then such ratio shall de deemed to equal 1.1 for purposes of the foregoing calculation.

2.             If the Projected Impression Level exceeds the Actual Impression Level by more than 10% then the Minimum CPM Revenue shall be the product of (a) Actual Impression Level multiplied by (b) the Minimum CPMs in each category and unit type multiplied by (c) ((the Actual Impression Level divided by (the Projected Impression Level multiplied by .90) +1) divided by 2).

3.             In addition to adjustments, if any, made pursuant to paragraphs 1 and 2 above, if the actual ratio of non-US Advertising Impressions to actual Advertising Impressions (“Actual Ratio”), for any calendar quarter, is greater than or less than 45% by more than 10% then: (i) the Minimum CPM Revenue shall be reduced by (Actual Ratio minus 49.5%) if the Actual Ratio is greater than 49.5%, and (ii) Minimum CPM Revenue shall be increased by (40.5% minus Actual Ratio) if the Actual Ratio is less than 40.5%.